Exhibit 10.1

Execution Version

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (this “Agreement”) is made as of June 4, 2018, by and between Evergy, Inc., a Missouri corporation (“Successor Borrower”), and Wells Fargo Bank, National Association, as administrative agent under the Credit Agreement (as defined below) (“Administrative Agent”).

RECITALS:

WHEREAS, Great Plains Energy Incorporated, a Missouri corporation (“Great Plains”), the lenders party thereto and Bank of America, N.A., as the predecessor administrative agent, entered into that certain Credit Agreement dated as of August 9, 2010 (as amended by that certain First Amendment to Credit Agreement dated as of December 9, 2011, that certain Second Amendment to Credit Agreement dated as of October 17, 2013, that certain First Extension and Waiver dated as of December 17, 2014, that certain Third Amendment to Credit Agreement dated as of June 13, 2016, and that certain Limited Consent and Fourth Amendment to Credit Agreement dated as of March 26, 2018, the “Credit Agreement”), pursuant to which Great Plains is the primary obligor in respect of all Obligations and the “Borrower” under the Credit Agreement and the other Loan Documents;

WHEREAS, Great Plains entered into that certain Amended and Restated Agreement and Plan of Merger dated as of July 9, 2017 (the “Westar Merger Agreement”), by and among Westar Energy, Inc., a Kansas corporation (“Westar”), Great Plains, Successor Borrower, and King Energy, Inc., a Kansas corporation (“King”);

WHEREAS, pursuant to the terms of the Westar Merger Agreement, Westar and Great Plains propose to consummate a series of transactions (the “Westar Merger Transactions”) pursuant to which (a) Great Plains will merge with and into Successor Borrower, with the Successor Borrower continuing as the surviving corporation and assuming the obligations of Great Plains as “Borrower” under the Credit Agreement and the other Loan Documents, and (b) Westar will merge with and into King, with Westar continuing as the surviving corporation and as a wholly-owned subsidiary of the Successor Borrower;

WHEREAS, in connection with the Westar Merger Transactions, the Successor Borrower desires to become the “Borrower” under the Credit Agreement and to assume all rights and obligations of Great Plains as “Borrower” thereunder; and

WHEREAS, Section 6.11(d) of the Credit Agreement permits the Successor Borrower to become the “Borrower” under the Credit Agreement provided certain conditions are met as set forth therein and herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement

2. Assumption. As of the Assumption Effective Date (as defined in Section 3), the Successor Borrower hereby agrees (a) to become the “Borrower” as that term is defined in Section 1.1 of the Credit Agreement and the other Loan Documents, with the same force and effect as if it had executed the Credit Agreement and the other Loan Documents as of the Closing Date, and (b) expressly and completely assumes, as its direct and primary obligation, the due and punctual payment of the Obligations and the due and punctual performance of and compliance with, and agrees to be bound by, all of the terms and conditions of the Credit Agreement and the other Loan Documents to be performed or complied with by the Borrower.

3. Conditions Precedent. The assumption in Section 2 hereof shall become effective on the first date (the “Assumption Effective Date”) on which all of the following conditions precedent have been satisfied:

(a) Receipt by the Administrative Agent of counterparts of this Agreement duly executed by the Successor Borrower and the Administrative Agent.

(b) The Westar Merger Transactions shall have been consummated in accordance with the terms of the Westar Merger Agreement.

(c) Receipt by the Administrative Agent of copies of the articles or certificate of incorporation of the Successor Borrower, together with all amendments, certified by the Secretary or an Assistant Secretary of the Successor Borrower, and a certificate of good standing, certified by the appropriate governmental officer in its jurisdiction of incorporation, as well as any other information that any Lender may request that is required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent or any Lender to verify the identity of the Successor Borrower as required by Section 326 of the USA PATRIOT ACT, or any other “know your customer” or anti-money laundering rules or regulations.

(d) Receipt by the Administrative Agent of copies, certified by the Secretary or an Assistant Secretary of the Successor Borrower, of the Successor Borrower’s by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Successor Borrower is a party.

(e) Receipt by the Administrative Agent of an incumbency certificate, executed by the Secretary or an Assistant Secretary of the Successor Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Successor Borrower authorized to sign the Loan Documents to which the Successor Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Successor Borrower.

(f) Receipt by the Administrative Agent of a written opinion of the Successor Borrower’s counsel, addressed to the Administrative Agent and the Lenders in a form reasonably satisfactory to the Administrative Agent and its counsel

(g) All fees and expenses required to be paid to the Administrative Agent on or before the date hereof shall have been paid.

(h) The Administrative Agent and each Lender shall have received such documents or other information as the Administrative Agent or any Lender may have reasonably requested.

4. Representations and Warranties. The Successor Borrower hereby represents and warrants as of the Assumption Effective Date as follows:

(a) The Successor Borrower is a corporation duly and properly incorporated, validly existing, and in good standing under the laws of the State of Missouri.

(b) Both immediately before and after the effectiveness of the Westar Merger Transactions, no Default or Unmatured Default exists or shall exist.

(c) The Successor Borrower has, both immediately before and after the effectiveness of the Westar Merger Transactions, a Moody’s Rating of Baa3 or better or an S&P Rating of BBB- or better.

(d) The Successor Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(e) This Agreement has been duly executed and delivered by the New Borrower and constitutes a legal, valid and binding obligation of the New Borrower, enforceable against the New Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(f) No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the New Borrower, is required to be obtained by the New Borrower in connection with the execution and delivery of this Agreement or the legality, validity, binding effect or enforceability of this Agreement excepting, however, ’34 Act Reports due after the date hereof disclosing this Agreement and related information as required pursuant to applicable ’34 Act Report filing requirements.

5. References in Loan Documents. From and after the Assumption Effective Date, each reference to “Borrower” in the Credit Agreement and any of the other Loan Documents shall mean the Successor Borrower.

6. Ratification. The Credit Agreement, and the obligations of the Borrower thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their respective terms. The Successor Borrower acknowledges and confirms that as of the Assumption Effective Date the Successor Borrower’s obligation to repay the outstanding principal amount of the Loans and reimburse the Issuers for any drawing on a Letter of Credit is unconditional and not subject to any offsets, defenses or counterclaims. The Administrative Agent and the Successor Borrower acknowledge and confirm that by entering into this Agreement, each party does not waive or release any term or condition of the Credit Agreement or any of the other Loan Documents or any of their rights or remedies under such Loan Documents or applicable Law or any of the obligations of such party thereunder.

7. Reference to Agreement. Upon and after the execution of this Agreement by each of the parties hereto, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

8. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

9. Loan Document. This Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopy or electronic mail shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

11. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

12. Costs and Expenses. The Successor Borrower agrees to pay all reasonable costs, fees, and out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent in connection with this Agreement.

[Signature page follows]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

EVERGY, INC. a Missouri corporation

By:	/s/ Lori A. Wright
Name:	Lori A. Wright
Title:	Vice President—Corporate Planning, Investor Relations and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By:	/s/ Nick Schmiesing
Name:	Nick Schmiesing
Title:	Director

[Signature Page to Assumption Agreement]